Exhibit 5.1

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal (Québec) H3A 0A3	Telephone Fax Internet	(514) 840-2100 (514) 840-2187 www.kpmg.ca

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Acasti Pharma Inc.

We consent to the use of our audit report dated May 21, 2013, on the financial statements of Acasti Pharma Inc. (the “Company”), which comprise the statements of financial position as at February 28, 2013 and February 29, 2012, the statements of earnings and comprehensive loss, changes in equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, incorporated by reference in the Company’s registration statement on Form F-10, which reports appear in the annual report on Form 40-F of the Company for the fiscal year ended February 28, 2013. Our report contains an emphasis of matter paragraph that states that the Company has incurred operating losses and negative cash flows from operations since inception, and the existence of a material uncertainty that casts substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Auditors” in the prospectus forming a part of the Registration Statement.

/s/ KPMG LLP*

October 25, 2013

Montreal, Canada

*	CPA, auditor, CA, public accountancy permit No. A119178

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.